Exhibit 99.2

Regal Entertainment Group Announces Pricing

of $250.0 Million of Senior Notes

Knoxville, Tennessee, May 29, 2013 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC), announced today that it has priced its previously announced senior notes offering. A total of $250.0 million aggregate principal amount of senior notes, which will bear interest at a rate of 5.750% per year, will be issued. The notes will pay interest semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013, and will mature on June 15, 2023. The Company anticipates that the offering will close on or around June 13, 2013, subject to customary closing conditions.

Regal intends to use the net proceeds from the offering to fund its previously announced cash tender offers for its 9.125% senior notes due 2018 and the 8.625% senior notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company. In the event that there are remaining proceeds after funding the cash tender offers, Regal intends to use any such remaining proceeds for general corporate purposes and for the selective purchase of its outstanding debt. Such purchases may be in open market or privately negotiated transactions, through one or more additional tender or exchange offers, pursuant to redemption terms applicable to our debt, or otherwise.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. The notes are being offered pursuant to the Company’s effective shelf registration statement (File No. 333-182383) on file with the Securities and Exchange Commission (“SEC”). The offering of notes will be made only by means of a prospectus supplement and related base prospectus. A preliminary prospectus supplement relating to the offering has been filed with the SEC. A copy of the preliminary prospectus supplement and related base prospectus can be obtained by either contacting Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or by accessing the SEC’s website, www.sec.gov.

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any securities. The tender offers are made only pursuant to the Offer to Purchase and the Letter of Transmittal (collectively, the “Offer Documents”) that the Company will be distributing to holders of the 9.125% senior notes due 2018 and the 8.625% senior notes due 2019 promptly. Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers. None of the Company, the dealer managers for the tender offers, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 9.125% senior notes due 2018 or the 8.625% senior notes due 2019 pursuant to a tender offer. In addition, this press release does not constitute an offer to sell or a solicitation of an offer to buy the 5.750% senior notes due 2023 described herein, nor shall there be any sale of such notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2013. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,358 screens in 579 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of April 25, 2013. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com